VALLEY FORGE LIFE INSURANCE COMPANY


                        Waiver of Monthly Deduction Rider


This rider is a part of the Policy. The rider is subject to all the terms and conditions of the policy unless We state otherwise.

DEFINITIONS:

"TOTAL DISABILITY" means complete inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental Injury or Sickness requiring regular care by a licensed physician. Regular care by a licensed physician is not required if a licensed physician has determined that recovery is not expected.

During the first 24 months that monthly deductions are waived, "substantial gainful activity" means: (1) the material activities associated with a person's regular occupation (or, after retirement, any normal activities of a retired person of the Insured's age); or (2) employment in any occupation reasonably consistent with the person's education, training, and experience. After the first 24 months that monthly deductions or premium payments are waived, "substantial gainful activity" means the material activities associated with any occupation reasonably consistent with the person's education, training, and experience.

If, after a Total Disability has ceased, a Total Disability due to the same or a related cause recurs, it will be deemed a continuation of the prior period of Total Disability, except that: if the Owner has engaged in the interim, for at least six consecutive months, in any gainful occupation for which he or she is qualified, such recurrence will be deemed a new period of Total Disability.

The total and irrecoverable loss of any of the following are presumed to constitute a Total Disability: (1) the sight of both eyes; (2) the use of both hands; (3) the use of both feet; or (4) the use of one hand and one foot.

"EXPIRY DATE" is the date on which the coverage under this rider ends. If this rider is elected, the Expiry Date is shown in the Policy Specifications.

"INJURY" means any accidental bodily injury that occurs while this rider is in force and results directly and independently of all other causes in loss covered by this rider.

"LICENSED PHYSICIAN" means a medical practitioner holding a currently effective license issued by the appropriate medical doctor licensing and accreditation board of the state where the Owner is treated, and practicing within the scope of his or her license. A licensed physician must be someone other than the Owner, the Insured, or a person who is related to either the Owner or the Insured by blood or marriage.

"POLICY SPECIFICATIONS" means the Policy Specifications page issued with the Policy on the Policy Effective Date. It also means amendments to the Policy Specifications page for changes after the Policy Effective Date.

"SICKNESS" means sickness or disease, including normal pregnancy, that is diagnosed and treated while this rider is in force. Sickness includes medical conditions admitted on the application for the rider.

WAIVER OF MONTHLY DEDUCTION BENEFIT - If any Total Disability of the Owner starts while this rider is in force and the Total Disability lasts for six consecutive months, We will waive monthly deductions for Policy Months after the six-month period.

If such Total Disability begins:

1. before the Policy Anniversary nearest the Owner's 60th birthday, We will waive monthly deductions as long as the Total Disability exists;

2. on or after the Policy Anniversary nearest the Owner's 60th birthday and before the Policy Anniversary nearest the Owner's 65th birthday, We will waive monthly deductions during such Total Disability until the later of:

         (a)      the Policy Anniversary nearest the Owner's 65th birthday; or

         (b)      two years after the date such Total Disability began.

We will take monthly deductions during the initial six-month period. However, deductions will be returned to the Policy Value at the end of the six-month period if the Owner remains subject to a Total Disability. We will credit to the Policy Value monthly deductions adjusted for Subaccount investment results or adjusted for the interest that would have accrued if We had not made the six monthly deductions.

Unless Written Notice of Total Disability is given as soon as reasonably possible, We will not waive any monthly deduction that occurs more than one year before We receive Written Notice of Total Disability at the Service Center.

This Waiver of Monthly Deduction benefit applies only to the Total Disability of the person named as the Owner in the Policy Specifications.

REDUCTION OF DISABILITY PREMIUM BENEFIT AMOUNT - If there is a change in the Specified Amount or the Death Benefit Option that reduces the guideline annual premium, as defined in Section 7702 of the Internal Revenue Code, as amended, We reserve the right to reduce the Disability Premium Benefit Amount to one-twelfth of the guideline annual premium if it exceeds such amount. Such reduction will only be made if the Owner is not then subject to a Total Disability. The cost of this rider will also be reduced at such time.

EFFECTIVE DATE - If this rider is issued with the Policy, its effective date is the Policy Effective Date shown in the Policy Specifications. If this rider is issued after the Policy Effective Date, its effective date is shown in an amendment to the Policy Specifications.

CONSIDERATION - This rider is issued in consideration of the application for this rider and the first premium payment. The cost of this rider will be added to the monthly deduction as described in the Policy. The rates for the cost of this rider are shown in the Policy Specifications.

AUTOMATIC CHANGE IN INSURANCE COVERAGE - If, on the date We begin to waive monthly deductions, Death Benefit Option 1 is in effect, We will change Your coverage to Death Benefit Option 2. Death Benefit Option 2 will become effective as of that date.

EXCLUSIONS - We will not waive any monthly deduction if Total Disability results directly from:

1.       intentional, self-inflicted injury while sane or insane;

2. any bodily injury, sickness or disease first manifesting itself before this rider took effect, unless such injury, sickness or disease is shown in the application for this rider;

3. service in the armed forces of any country engaged in war or any act incidental to war; or

4.       any act of war, declared or undeclared.

WRITTEN NOTICE OF TOTAL DISABILITY - We must receive Written Notice informing Us that the Owner is experiencing a Total Disability. We must receive the Written
Notice:

1.       while the Insured is alive;

2.       while the Owner is alive and is experiencing a Total Disability; and

3.       within one year of the start of the Total Disability.

If We do not receive such Written Notice, We will not waive monthly deductions that are taken more than one year before We receive the Written Notice.

PROOF OF TOTAL DISABILITY - We must receive proof of Total Disability at the Service Center within six months after Written Notice of Total Disability is furnished. If it is not reasonably possible to provide the proof within six months, Your claim is not affected if the proof is sent as soon as possible. However, unless You are legally incapacitated, We must receive proof within one year of the time it is otherwise required.

PROOF OF CONTINUANCE OF TOTAL DISABILITY - During the first two years after We receive proof of Total Disability, We may at reasonable intervals require proof that the Owner remains subject to a Total Disability. Thereafter, once a year We may require proof that the Owner remains subject to a Total Disability. As part of any proof, We may require the Owner to be examined at Our expense by a licensed physician chosen by Us.

If proof that the Owner is still subject to a Total Disability is not provided, or if the Owner is no longer subject to a Total Disability, monthly deductions will no longer be waived. The monthly deductions will be taken as stated in the Policy.

TOTAL DISABILITY STARTING DURING GRACE PERIOD - If a Total Disability starts during the Grace Period of the Policy, the following must be paid to Us before We will waive any monthly deductions:

1.       the unpaid monthly deductions; and

2.       premium payments sufficient to result in a positive Surrender Value.

INCONTESTABILITY - The Representations and Contestability provision of the Policy does not apply to this rider. After this rider has been in force during the lifetime of the Owner and the Insured for a period of two years from its effective date, or the date of any reinstatement, excluding any period during which the Owner suffers from a Total Disability, We will not contest it.

REINSTATEMENT - This rider may be reinstated if:

1.       the rider is terminated due to the termination of the Policy; and

2.       the Policy is being reinstated.

TERMINATION - This rider will terminate on the earliest of:

1.       its Expiry Date;

2.       the date the Policy terminates; and

3. the Monthly Anniversary Day following receipt by Us of Your Written Notice cancelling this rider.

Termination of this rider will not affect any claim for Total Disability that begins before this rider terminates.


SIGNED FOR THE VALLEY FORGE LIFE INSURANCE COMPANY AT OUR EXECUTIVE OFFICE, CNA PLAZA, CHICAGO, ILLINOIS 60685.



                                            Chairman of the Board